Exhibit 10.1
CONSULTING SERVICES AGREEMENT
This CONSULTING SERVICES AGREEMENT (the “Agreement”) is made effective as of October 1, 2022 (the “Effective Date”), by and between NerdWallet, Inc. (“NerdWallet”) and Kelly Gillease (“Provider”), for the purpose of setting forth the terms and conditions under which Provider will perform certain services for NerdWallet on the terms and conditions set forth herein.
In consideration of the mutual obligations specified in this Agreement, and any compensation paid to Provider for the services, the parties agree to the following:
1.    Services. Provider will provide to NerdWallet the services described on Exhibit A (“Statement of Work”), attached hereto (the “Services”). Provider agrees to use reasonable efforts to perform the Services on a timely basis in accordance with any deadlines set forth on Exhibit A. In addition, any work performed by Provider at the request of NerdWallet shall be governed by the terms and conditions of this Agreement even if the parties do not execute a Statement of Work.
2.    Compensation. Exhibit A sets forth the amount of compensation to be paid to Provider by NerdWallet for the Services. NerdWallet will pay retainer fees due in equal installments on a monthly basis within 10 business days following the end of each calendar month. Payment for Services performed under this Agreement will be subject to the completion of such Services to the reasonable satisfaction of NerdWallet.
3.    Confidentiality.
    3.1    Definition. “Proprietary Information” means the Services to be provided by Provider hereunder and the results thereof, as well as all information that has been or will be disclosed to Provider by or on behalf of NerdWallet, directly or indirectly, or is obtained or observed by Provider while providing Services hereunder, whether in written, oral, visual, graphic, electronic or other form, including, without limitation, any trade secrets, data, reports, analyses, ideas or inventions; information relating to NerdWallet’s products, strategic planning, sales, marketing, suppliers, clients, customers, investors or business; and all such information of any third party from which NerdWallet has received such information on a confidential basis.
    3.2    Use. Proprietary Information may be used by Provider only to the extent required to perform the Services and will not be used for any other purpose without the express prior written consent of NerdWallet, to be given or withheld in NerdWallet’s absolute discretion. Proprietary Information will not be used, reproduced or distributed in whole or in part in any form except as required to perform the Services. Provider further agrees that it will not use any Proprietary Information for any purpose or in any manner that would constitute a violation of any laws or regulations, including, without limitation, the export control laws of the United States.
    3.3    Nondisclosure. Provider agrees to maintain all Proprietary Information in confidence and not to disclose Proprietary Information to any third party without the express prior written consent of NerdWallet, to be given or withheld in NerdWallet’s absolute discretion.
    3.4    Protection. Provider agrees that it will take all reasonable precautions to protect the confidentiality of Proprietary Information and to prevent its disclosure to and use by any unauthorized third party. Provider further agrees to notify NerdWallet, promptly and in writing, of any actual or suspected misappropriation or unauthorized use or disclosure of the Proprietary Information that may come to Provider’s attention.

    3.5    Exceptions. Notwithstanding the above, Provider will not have liability to NerdWallet under this Section 3 with regard to the use or disclosure of any information that Provider can demonstrate: (a) is now, or hereafter becomes, generally known or available through no act or failure to act on the part of Provider; (b) is known by Provider as a matter of legal right, without restriction on use or disclosure, at the time of receiving such information; or (c) is hereafter furnished to Provider by a third party, as a matter of legal right and without restriction on disclosure, and not on NerdWallet’s behalf.
    3.6    Return of Materials. All Proprietary Information (including all summaries and whole or partial copies thereof) is and will at all times remain the property of NerdWallet and will be returned to NerdWallet by Provider upon the request of NerdWallet and, in any event, upon the expiration or termination of this Agreement.
    3.7    Third Party Information. Provider will not disclose or otherwise make available to NerdWallet in any manner any confidential information of Provider or any confidential information received by Provider from third parties, unless NerdWallet first agrees in writing to receive such information.
    3.8    Advertising. Under no circumstances will the name of NerdWallet or its personnel and/or affiliates be used for any type of promotional literature, press releases or advertising without the prior written consent of NerdWallet, to be given or withheld in NerdWallet’s absolute discretion.
    3.9    Survival. The provisions of this Section 3 will survive for a period of seven (7) years from the expiration or termination of this Agreement.
    3.10    Injunctive Relief. Provider agrees that any actual or threatened material breach of Section 3 will cause irreparable harm to NerdWallet and that in addition to any other remedies that may be available, in law, in equity, or otherwise, NerdWallet will be entitled to injunctive relief against any threatened material breach of this Agreement or the continuation of any material breach without the necessity of proving actual damages.
4.    Intellectual Property.
    4.1    Intellectual Property. Provider hereby irrevocably assigns, conveys and transfers to NerdWallet all right, title and interest in and to all work and Services hereunder and all results and proceeds thereof, including, without limitation, any and all deliverables, inventions, original works of authorship, software, source code, object code, html, artwork, illustrations, drawings, developments, designs, improvements, information, trade secrets and other work product related to the Services, including without limitation all tangible embodiments thereof, that Provider may solely or jointly conceive, develop, make or reduce to practice, together with all patent, copyright, trademark and other intellectual property rights therein and thereto in all countries and jurisdictions worldwide (collectively, the “Works”). Provider will promptly make full disclosure to NerdWallet of the Works and will provide and deliver to NerdWallet any tangible embodiments thereof. Except as may be set forth in this Agreement, Provider retains no rights to use the Works and agrees not to challenge the validity of NerdWallet’s ownership in the Works. Provider will not incorporate into the Works any content or materials that is proprietary to any third party without the prior written consent of NerdWallet. Provider will promptly and fully disclose and provide all Works to NerdWallet and will treat all Works as Confidential Information of NerdWallet.

    4.2    Obtaining Intellectual Property Rights Registration. Provider agrees to assist NerdWallet in every lawful way to obtain, prepare and prosecute applications for letters patent, trademark, mask work and copyright registrations covering the Works assigned hereunder to NerdWallet, in order to perfect NerdWallet’s title to the Works, and to protect and enforce NerdWallet’s rights in the Works in the United States or foreign countries, including promptly executing additional separate assignment(s) for any of the Works, whenever requested by NerdWallet. Such obligations will continue beyond the completion of the Services and beyond the termination of this Agreement, but NerdWallet will compensate Provider at a reasonable rate for time actually spent by Provider at NerdWallet’s request on such assistance after such termination. If NerdWallet is unable for any reason to secure Provider’s signature to apply for or to pursue any application for any United States or foreign letters patent, trademark, mask work or copyright registrations covering Works assigned to NerdWallet, then Provider hereby irrevocably designates and appoints NerdWallet and its duly authorized officers and agents as Provider’s agent and attorney-in-fact, to act for and in Provider’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, trademark, copyright or mask work registrations with the same legal force and effect as if executed by Provider.
    4.3    Other Rights. If Provider has any rights to any Works that cannot be assigned to NerdWallet, Provider unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against NerdWallet with respect to such rights, and agrees, at NerdWallet’s request and expense, to consent to and join in any action to enforce such rights. If Provider has any right to any Works that cannot be assigned to NerdWallet or waived by Provider, Provider unconditionally grants to NerdWallet during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights and tangible embodiments thereof.
    4.4    No Rights Granted to Provider. Nothing in this Agreement will be construed as granting Provider, either expressly or by implication, any type of right or license under any intellectual property right or other right of NerdWallet other than the limited right solely as necessary to enable Provider to perform the Services; nor will this Agreement grant Provider any rights in or to the Proprietary Information other than the limited right to use the Proprietary Information solely to perform the services under this Agreement.
5.    Warranties; Conflicting Engagements. Provider hereby represents and warrants the following to NerdWallet: (a) Provider has full right and power to enter into and perform the Services hereunder without the consent of any third party; (b) each Work is free from plagiarism and have not been previously published, broadcast or otherwise distributed elsewhere in whole or in part; (c) each Work does not infringe the copyrights of any third party, (d) to the knowledge of Provider, each Work does not infringe the patent rights of any third party and (e) each deliverable shall not and does not contain any hidden features or other features, routines, content or ‘Easter Eggs’ that have not been documented in writing to NerdWallet at the time of delivery of the deliverable. Provider further represents and warrants to NerdWallet that all materials supplied and Services performed under this Agreement by Provider will at all times be (i) in compliance with all applicable laws, regulations and guidelines, including, without limitation, the export control laws of the United States and (ii) in accordance with the standards and practices that are generally accepted in the industry and exercised by other persons performing similar services in the local area.

6.    Limitation of Liability. In event will either party be liable for consequential, special, indirect, punitive or exemplary losses, damages or expenses relating to this engagement, even if such Party has been advised of the possibility of such damages. In no event will Provider’s total liability arising out of or in connection with this Agreement exceed the fees actually paid by NerdWallet to Provider under this Agreement.
7.    Term and Termination. This Agreement shall commence upon the Effective Date and terminate upon the one-year anniversary of the Effective Date, unless earlier terminated in accordance with this Section 7. Either party may terminate this Agreement at any time for any reason upon written notice to the other party. Upon termination, Provider will cease to perform any Services unless the parties agree in writing that certain wind-down activities should be performed by Provider. NerdWallet’s sole obligation to Provider in the event of termination by NerdWallet without cause will be to reimburse Provider for Services actually performed prior to the effective date of termination within thirty (30) days of receipt by NerdWallet of an invoice with an itemized listing of such expenses. In addition to the foregoing, each party may terminate this Agreement in the event of a material breach of this Agreement by the other party which remains uncured thirty (30) days after receipt of written notice thereof. Sections 3, 4, 5, 6 and 8 will survive the expiration or termination of this Agreement for any reason.
8.    Miscellaneous.
    8.1    Independent Contractor. Provider’s relationship with NerdWallet will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Provider is not the agent of NerdWallet and is not authorized to make any representation, contract, or commitment on behalf of NerdWallet. Provider will not be entitled to any of the benefits which NerdWallet may make available to its employees, including, but not limited to, group insurance, stock option or equity plans, profit-sharing or retirement benefits. Provider will be solely responsible for all tax returns and payments required to be filed with or made to any foreign, federal, state or local tax authority with respect to Provider’s performance of services and receipt of compensation under this Agreement. Because Provider is an independent contractor, NerdWallet will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Provider’s behalf. Provider agrees to accept exclusive liability for complying with all applicable foreign, federal and state laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Provider, its agents or employees under this Agreement. Provider hereby agrees to indemnify and hold harmless NerdWallet and its affiliates, officers, directors, employees, customers and agents against any and all such taxes or contributions, including penalties and interest.
    8.2    Governing Law; Venue. This Agreement will be governed by the laws of the State of California, as such laws are applied to contracts entered into and to be performed within such state, without regard to any conflicts of laws provisions. Any actions or proceedings brought by either party arising out of or relating to this Agreement will be subject to the exclusive jurisdiction of the state and federal courts located in or for Alameda County, California, and each party hereby consents to the jurisdiction of such courts.
    8.3    No Publicity. Provider will not issue or authorize in any manner whatsoever directly or indirectly the dissemination of any press release, news story or other publicity relating to the existence of this Agreement, the work performed under this Agreement or the relationship of the parties under this Agreement.

    8.4    NerdWallet Equity. All grants made pursuant to any duly authorized and effective equity incentive plan (either currently maintained or previously maintained by NerdWallet) pursuant to which stock option or restricted stock unit grants were made to you, through any valid stock option and/or restricted stock unit agreement, (as detailed in Exhibit B attached hereto) will continue to vest for so long as you are rendering Services to NerdWallet; provided, however, that any unvested awards of incentive stock options (ISOs) will convert to non-statutory stock options (NSOs) following October 1, 2022 (the “Separation Date”). As such, you will only be able to vest in NSOs during the time-period that you are rendering Services to NerdWallet as a consultant. In addition, any ISOs that have vested as of the Separation Date, will become NSOs three (3) months from the Separation Date, if they are not exercised prior to such date.
    8.5    Miscellaneous. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties relating to the subject matter contained herein and supersedes and terminates all prior agreements and understandings between the parties with respect thereto. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the authorized representatives of the parties hereto. No waiver of any provision of this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or be construed as a further or continuing waiver of any such provision, or of any other provision or condition, of this Agreement. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which provisions will remain in full force and effect. If any provision of this Agreement shall be deemed to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination will alter such provision so that it is enforceable and will enforce it in its altered form for all purposes contemplated by this Agreement. The rights and obligations of Provider under this Agreement are personal in nature and may not be assigned or delegated to any person or entity (including by operation of law) without NerdWallet’s prior written consent. NerdWallet may assign its rights or delegate its obligations under this Agreement, including in connection with a merger, acquisition, sale of assets or corporate reorganization.
IN WITNESS WHEREOF, and intending to be bound by the provisions hereof, the parties hereto have caused this Agreement to be executed personally or by their duly authorized representatives, to be effective as of the Effective Date.

AGREED TO:	AGREED TO:

NerdWallet, Inc.	Provider
/s/ Lynee Luque	/s/ Kelly Gillease

Lynee Luque	Kelly Gillease
(Print Name)	(Print Name)
Chief People Officer
(Title)
July 27, 2022	July 27, 2022
(Date)	(Date)